Exhibit 2.2

ASSET PURCHASE AGREEMENT

AMONG

Lipella Pharmaceuticals Inc.

AND

XRAIY LLC, or its designee(s)

Dated as of May 14, 2026

TABLE OF CONTENTS

PAGE

TO BE COMPLETED

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of May 14, 2026 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”), by and among Lipella Pharmaceuticals Inc., a Delaware corporation, having a place of business at 7800 Susquehanna Street, Pittsburgh, PA 15208. (the “Company” or the “Seller”), and XRA1Y LLC or its designee(s) (the “Purchaser”).

RECITALS

WHEREAS, the Seller filed voluntary petitions for relief under Title 11 of the United States Code, 11 U.S.C. § 101 et seq. (as amended, the “Bankruptcy Code”), on March 30, 2026 (the “Petition Date”) in the United States Bankruptcy Court for the Western District of Pennsylvania (the “Bankruptcy Court”) at Bankruptcy No. 26-20879-CMB (the “Bankruptcy Case”);

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from the Seller, certain specified assets, consisting primarily of the LP Assets and MRI Assets all as further described herein and in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363, 365, 1123, as applicable, and other applicable provisions of the Bankruptcy Code;

WHEREAS, the board of directors of Seller has determined that a sale of the assets of Seller is necessary to maximize value and it is advisable and in the best interests of the Seller’s estate, and the beneficiaries of such estate, to consummate the transactions provided for herein and has approved this Agreement;

WHEREAS, Purchaser has taken all necessary corporate action(s) to have this Agreement approved;

WHEREAS, the transactions contemplated by this Agreement are subject to the approval of the Bankruptcy Court and will be consummated only pursuant and subject to the entry of the Sale Order (as defined below) to be entered by the Bankruptcy Court in the Bankruptcy Case; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

1.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble hereto.

“Ancillary Agreements” means any other agreement, document or instrument that Seller or Purchaser, as applicable, enters into in connection with the consummation of the transactions contemplated hereby (including the Seller Documents and the Purchaser Documents).

“Applications” means those investigational new drug applications or similar application or submission filed with or submitted to a Governmental Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312, as listed on Schedule 2.1 hereto

“Assignable Contract” means any Contract to which Seller is a party, but excluding, in each case, this Agreement and the Ancillary Agreements, the Sale Order, and any ancillary agreements related thereto, any engagement letters or agreements between the Company and any estate professionals retained by it and approved by the Bankruptcy Court, and any Contract that cannot be assigned in accordance with Section 2.5(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Auction” shall mean the auction as contemplated by the Bidding Procedures.

“Avoidance Actions” means all rights, lawsuits, claims, rights of recovery, objections, causes of action, avoidance actions and other similar rights of Seller arising under Chapter 5 of the Bankruptcy Code (whether or not asserted as of the Closing Date) and applicable state and common law and all proceeds thereof.

“Backup Bidder” has the meaning set forth in the Bidding Procedures.

“Bankruptcy Case” has the meaning set forth in the Recitals hereto.

“Bankruptcy Code” has the meaning set forth in the Recitals hereto.

“Bankruptcy Court” has the meaning set forth in the Recitals hereto.

“Bidding Procedures” means the bidding procedures set forth in that Order (I) Scheduling a Hearing to Consider Approval of the Sale or Sales of Substantially All Assets and the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, (II) Approving Certain Bidding Procedures, Assumption and Assignment Procedures, and the Form and Manner of Notice Thereof, (III) Establishing Procedures in Connection With the Selection of and Protections Afforded to Any Stalking Horse Purchasers, and (IV) Granting Related Relief entered on April 29, 2026 in the Bankruptcy Case.

“Bid Protections” has the meaning set forth in Section 12.1.

“Business” refers to the Ordinary Course Business of the Company.

“Business Day” means any day of the year other than a Saturday, Sunday or a day on which national banking institutions in Pittsburgh, Pennsylvania are required or authorized to close.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Payment” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble hereto.

“Confidentiality Agreement” refers to the confidentiality agreement entered into between Purchaser and Seller pursuant to the Bidding Procedures.

“Confirmation Order” means an Order or Orders of the Bankruptcy Court confirming a Chapter 11 plan of reorganization of one or more of the Seller under section 1129 of the Bankruptcy Code.

“Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Body or other Person.

“Contract” means any contract, indenture, note, bond, lease, Personal Property Lease, real property lease or other lease, license, purchase or sale order, warranties, commitments, or other written or oral agreement.

“Cure Amount Overage” has the meaning set forth in Section 2.5(b).

“Cure Amounts” means all amounts, costs and expenses required by the Bankruptcy Court to cure defaults, if any, under the Purchased Contracts so that they may be assumed and assigned to Purchaser pursuant to Sections 363, 365, and/or 1123 of the Bankruptcy Code.

“Cure Schedule” has the meaning set forth in Section 2.5(b).

“Customer and Utility Deposits” has the meaning set forth in Section 2.2(b).

“Drug Data” means any and all results of Seller non-clinical studies and Seller clinical trials, and any and all other data generated by or on behalf of Seller, including, for the avoidance of doubt, any results of the Seller non-clinical studies and Seller clinical trials provided to Seller under the terms of any Contract with any Person, in each case related specifically to the development, manufacture or commercialization of drugs (including the LP Assets), including biological, chemical, pharmacological, toxicological, safety, pharmacokinetic, clinical, CMC, analytical, quality control and other data, results and descriptions. For the sake of clarity, Seller has results of clinical trials in a de-identified format; all original data is the property of the applicable clinical sites.

“Employee Benefit Plans” means all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including, without limitation, bonus plans, consulting or other compensation agreements, incentive, equity or equitybased compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by the Seller or to which Seller contributed or is obligated to contribute thereunder for current or former employees of the Seller or under which Seller has any Liability.

“Equity Interests” means, with respect to any Person, (i) capital stock of, partnership interests, membership interests or other equity interests in, such Person, (ii) securities or other rights exercisable, convertible into or exchangeable for shares of capital stock, partnership interests, membership interests, voting securities or other equity interests in such Person and (iii) options, warrants, calls, commitments or other rights to acquire any of the foregoing described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contract” means any Seller Contract which is not a Purchased Contract.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Matter” has the meaning set forth in the definition of “Material Adverse Effect.”

“Excluded Taxes” means all Taxes, other than any Taxes attributable to the Purchaser’s payment of a Cure Amount, if any, pursuant to Section 2.5(b); and for the purpose of avoiding any doubts, the Transfer Taxes shall be Excluded Taxes.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“FDA Drug Trial” shall mean the clinical trials or clinical investigations conducted in phases on human subjects to evaluate the safety, effectiveness, pharmacological effects, and appropriate dosage of a drug and reviewed by the FDA generally in four phases

“Final Allocation” has the meaning set forth in Section 11.2(a).

“Final Order” means an Order, judgment or other decree of the Bankruptcy Court or any other court or judicial body with proper jurisdiction, as the case may be, which is in full force and effect, as to which no appeal is pending and which has not been, and is not subject to being, reversed, stayed, modified or amended; provided, however, that any potential for modification or amendment pursuant to Federal Rules of Bankruptcy Procedure 9023 and/or 9024 shall not be considered in determining whether an Order is a Final Order.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, regional or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Income Tax” means any Tax based on or measured by reference to net income.

“Indebtedness” of any Person means, without duplication, (i) the principal, interest and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (iv) all obligations of the type referred to in clauses (i) through (iii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing (“Marks”); (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications (including the Patents); (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights.

“IRS” means the Internal Revenue Service.

“Law” means any federal, state, or local law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any claim, Liability, action, complaint, suit, citizen suit, litigation, arbitration, appeal, petition, demand, inquiry, hearing, proceeding, investigation or other dispute, whether civil, criminal, administrative or otherwise, at law or in equity, by or before any Governmental Body and any appeal from any of the foregoing; provided, that, the Bankruptcy Case shall not be considered a. “Legal Proceeding”.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any claim; community or other marital property interest, condition, equitable interest, lien, option, encumbrance, pledge, mortgage, deed of trust, security interest, right of way, easement, encroachment, servitude, charge, encumbrance, or similar restriction.

“LP Assets” mean the tacrolimus formulation technology, which is employed in the following three clinical applications (i) LP-10, liposomal tacrolimus for patients with hemorrhagic cystitis (ii) LP-310, liposomal tacrolimus for the treatment of oral lichen planus; and (iii) LP-410, liposomal tacrolimus for the treatment of oral graft-versus-host disease; and platform liposomal manufacturing technology for the formulation of any hydrophobic active agent, including the other inventory and supplies listed in the Debtor’s bankruptcy schedules under Schedule A, Part 5, Question 22 at Docket No. 29, and all Intellectual Property, Patents, Patent Documents, Permits, Regulatory Documents, and Drug Data associated with the LP Assets.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Material Adverse Effect” means any event, circumstance, development, change or effect (regardless of whether foreseeable at the time of the Parties’ execution and delivery of this Agreement) that, individually or in that aggregate, has had or would reasonably be expected to have or result in a material adverse effect (a) on the Company, Purchased Assets and the Assumed Liabilities, taken as a whole, or the results of operations or conditions (financial or otherwise) of the Business or the Purchased Assets and the Assumed Liabilities, taken as a whole, in each case, other than an effect resulting from an Excluded Matter or (b) on the ability of the Seller and the Purchaser to consummate the transactions contemplated by this Agreement. “Excluded Matter” means any one or more of the following, whether independently or in combination with any other of the following: (i) the effect of any change in the global, domestic or any foreign economy or business in general; (ii) the effect of any change that generally affects the industry or industries in which Seller operates; (iii) in exchange rates, interest rates or securities, financial or capital markets in general; (iv) the effect of any change arising in connection with earthquakes, hurricanes, floods, other natural disasters, hostilities, national calamities, acts of war, acts of God, political conditions, sabotage or terrorism or military actions or any escalation or worsening of any such hostilities, national calamities, acts of war, acts of God, political conditions, sabotage or terrorism, military actions, epidemic, pandemic or other force majeure event existing or underway; (v) the effect of any changes in applicable Laws or Tax or accounting rules or GAAP or any change in the interpretation of the foregoing by any Governmental Body; (vi) any effect resulting from the public announcement or pendency of this Agreement, the identity of Purchaser or Seller, compliance with terms of this Agreement, the taking of any action permitted to be taken hereunder or the transactions contemplated hereby, or the consummation of the transactions contemplated by this Agreement; in each case, including on relationships, contractual or otherwise, with customers, suppliers, vendors or employees; (vii) failure by the Seller to meet any projections; (viii) any action by Purchaser or any of its Affiliates or the omission of an action that was required by this Agreement to be taken by Purchaser or any of its Affiliates; (ix) any action taken by the Seller which is required by this Agreement or is taken at the request of Purchaser; or (x) any effect resulting from the filing or prosecution of the Bankruptcy Case or any action taken by the Bankruptcy Court.

“MRI” means Magnetic Resonance Imaging.

“MRI Assets” mean certain intangible assets relating to the Seller’s MRI contrast agent technology, including but not limited to a United States patent granted to the Seller on June 10, 2025, for Systems and Methods of Detecting Interstitial Cystitis that can potentially be used with the associated technology to detect medical issues such as interstitial cystitis, including all Intellectual Property, Patents, Patent Documents, Permits, Regulatory Documents, and Drug Data associated with the MRI Assets.

“Neutral Firm” has the meaning set forth in Section 11.2(a).

“Non-Recourse Parties” has the meaning set forth in Section 12.10.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary course of business, subject, to the extent applicable to any action to be taken by Seller on or following the date hereof, to any limitations applicable to such Seller arising as a result of the fact that it is a debtor-in-possession under the Bankruptcy Code and that it is operating under the supervision of the Bankruptcy Court, including actions taken by Seller that are reasonable or prudent for such Seller to take in connection with events surrounding any earthquake, hurricane, flood, other natural disaster, hostility, national calamity, act of war, acts of God, political condition, sabotage or terrorism or military action or any escalation or worsening of any such hostility, national calamity, act of war, act of God, political condition, sabotage or terrorism, military action, epidemic, pandemic, public health emergency or other force majeure event.

“Party” means and refers to any signatory to this Agreement. Such parties are collectively referred to as the “Parties.”

“Patent Documents” means all (a) prosecution files and docketing reports for each of the Patents; (b) Assignment Agreements and Inventor Assignment Agreements; (c) certificates, documents, records and files in the possession or control of the Seller or its Representatives (and including any and all of each Inventor) with respect to (i) the conception and reduction to practice (and diligence in reduction to practice) of the inventions of any of the Patents, or (ii) the filing, prosecution, registration, continuation, continuation-in-part, reissuance, correction, enforcement, defense, or maintenance of the Patents; and (d) other material documentation or information in the possession or control of the Seller or its Representatives to the extent related to the Patents.

“Patents” means the patents, whether registered or pending, listed on Schedule 2.1 hereto.

“Permits” means any material approvals, authorizations, consents, registrations, licenses, permits or certificates issued by a Governmental Body, and all pending applications therefor and renewals thereof, or such as may be issued by a private organization and required by a Governmental Body or otherwise for the operation of the Business.

“Permitted Exceptions” means (i) all Liens, defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in title records or policies of title insurance; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iii) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Body; (iv) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation; (v) deposits by or on behalf of Seller to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations incurred in the Ordinary Course of Business; (vi) any interest or title of a lessor under any lease of a Seller; (vii) Liens created under this Agreement or any Ancillary Agreement or arising from any action provided for under this Agreement or any Ancillary Agreement, or created by or through Purchaser; (viii) Liens set forth on Schedule 1.1(b); (ix) Liens for Taxes not yet due and payable under applicable Law or that are being contested in good faith by appropriate proceedings; (x) licenses to Intellectual Property granted in the Ordinary Course of Business; and (xi) such other imperfections in title, charges, easements, restrictions and encumbrances which would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Property Lease” means each Contract under which Seller leases or subleases personal property in connection with the Business.

“Petition Date” has the meaning set forth in the Recitals hereto.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Contracts” has the meaning set forth in Section 2.5(a).

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Purchaser” has the meaning set forth in the Preamble hereto.

“Purchaser Core Representations” has the meaning set forth in Section 9.2(a).

“Purchaser Deposit” has the meaning set forth in Section 7.4.

“Purchaser Documents” has the meaning set forth in Section 6.2.

“Receivables” means any and all accounts receivable, credit card receivables, notes and other amounts receivable by the Seller from third parties, including customers, and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered, and any claim, remedy or other right related to any of the foregoing, arising on or before the Closing Date and primarily related to the Purchased Assets, in each case excluding any Tax refund, credit or reimbursement regardless of whether issued or paid to the Seller by a Governmental Body or a third party.

“Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of any Regulatory Authority that are necessary to develop, manufacture or commercialize a Drug in a particular jurisdiction, excluding any licenses or permits required to do business in the pharmaceutical industry generally in a particular jurisdiction.

“Regulatory Authority” means any Governmental Authority having the administrative authority to regulate the development, manufacture or commercialization of pharmaceutical products in any country or other jurisdiction, including the pricing and reimbursement of pharmaceutical products, including the FDA.

“Regulatory Documents” means all Regulatory Approvals, Applications, and other filings or applications with Governmental Authorities (a) with respect to the development, manufacture or commercialization of the LP Assets in any country or other jurisdiction, and (b) held by, on behalf of, or in the name of, or filed or submitted by or on behalf of, the Seller.

“Resolution Period” has the meaning set forth in Section 11.2(a).

“Review Period” has the meaning set forth in Section 11.2(a).

“Sale Order” means, if Purchaser is the Successful Bidder, an Order or Orders of the Bankruptcy Court in form and substance reasonably acceptable to Purchaser and the Seller approving this Agreement and all of the terms and conditions hereof, and approving and authorizing the Seller to consummate the transactions contemplated hereby.

“Seller Contract” means any Contract to which Seller is a party or by which Seller is bound.

“Seller Documents” means any agreement, document, instrument or certificate contemplated by this Agreement or which has been or is to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement.

“Seller Released Parties” has the meaning set forth in Section 12.9.

“Seller” has the meaning set forth in the Preamble hereto.

“Seller Core Representations” has the meaning set forth in Section 9.1(a).

“Subsidiary” means, with respect to any Person, any other Person a majority of the outstanding voting securities or other voting Equity Interests of which is owned, directly or indirectly, by such first Person.

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Tax Authority” means any federal, state, local or foreign government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.

“Tax Claim” has the meaning set forth in Section 11.5.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, environmental, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and (ii) all interest, penalties, fines, additions to tax or additional amounts, whether disputed or not, imposed by any Tax Authority in connection with any item described in clause (i).

“Termination Date” has the meaning set forth in Section 4.4(a).

“Transfer Taxes” has the meaning set forth in Section 11.1.

“Treasury Regulations” means the Income Tax regulations promulgated under the Code and effective as of the date hereof.

1.2          Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)           Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)           Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.

(c)           Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d)           Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)           Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)           Herein. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)           Including The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1          Purchase and Sale of Assets. Pursuant to Sections 105, 363, 365, and/or 1123 of the Bankruptcy Code and on the terms and subject to the conditions set forth in this Agreement and (if Purchaser is the Successful Bidder) the Sale Order, and subject to Section 2.5(a), at the Closing, Purchaser shall purchase, acquire and accept from the Seller, and the Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Purchaser all of the Seller’s right, title and interest, in, to and under the Purchased Assets, on an “as is” and “where is” basis, free and clear of all Liens (except for Permitted Exceptions) to the extent set forth in the Sale Order. “Purchased Assets” shall mean, as of the Closing Date, all Seller’s rights, title and interests in and to all the following property and assets (real, personal or mixed, tangible and intangible), wherever located, owned, held or used in the conduct of the Business by the Seller, except to the extent constituting the Excluded Assets:

(a)           All of Debtors’ right, title, and interest in and to the LP Assets and MRI Assets;

(b)           Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Business or any of the Purchased Assets unless Purchaser expressly assumes that Liability pursuant to Section 2.3.

2.2          Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and the Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean the Seller’s assets that is not a Purchased Asset, including:

(a)           the Receivables;

(b)           all customer deposits and security deposits for rent, electricity, telephone or other utilities of the Seller on the Closing Date related to the Purchased Assets (the “Customer and Utility Deposits”);

(c)           subject to section 363(b)(1)(A) of the Bankruptcy Code (or similar provision in any Confirmation Order), all rights to the telephone and facsimile numbers and email addresses used by the Seller, as well as rights to receive mail and other communications addressed to the Seller (including mail and communications from customers, suppliers, distributors and agents), in each case to the extent related to the Purchased Assets;

(d)           the Excluded Contracts (including this Agreement and the Ancillary Agreements), including any accounts receivable and other rights arising out of or in connection with any Excluded Contract (including, without limitation, the Purchase Price under this Agreement);

(e)           any (i) other books and records that the Seller are required by Law or Contract to retain or that are necessary to retain including, without limitation, Tax Returns, financial statements, and corporate or other entity filings; (ii) legal entity, minute books, stock ledgers, corporate seals, taxpayer and other identification numbers, stock certificates and similar materials of the Seller; and (iii) documents primarily relating to the Excluded Assets or Excluded Liabilities or proposals to acquire the Purchased Assets or the Company by Persons other than Purchaser or primarily relating to any employees of the Seller;

(f)           all cash, cash equivalents, securities and negotiable instruments of the Seller;

(g)          all Avoidance Actions and litigation claims whether asserted or presently unasserted;

(h)          the Equity Interests or other ownership interest in the Seller;

(i)           all directors or officers liability insurance policies owned by Seller (in each case of the foregoing, including any tail policies or coverage thereon), together with all rights, claims, demands, proceedings, credits, causes of action or rights of set off thereunder;

(j)           professional retainers paid by Seller to its advisors or representatives in connection with the Bankruptcy Case and the transactions contemplated herein;

(k)          the portion of any deposits and prepared charges and expenses of the Seller primarily related to any Excluded Asset (including any Excluded Contract) or Excluded Liability, including, without limitation, (i) security deposits with third party suppliers, vendors, service providers or landlords, and lease and rental payments, (ii) rebates, (iii) tenant reimbursements, (iv) prepaid Taxes (including ad valorem Taxes, personal property Taxes and real estate Taxes), and (v) pre-payments;

(l)           any claim, right or interest of Seller in or to any refund, rebate, abatement or recovery of any Taxes, together with interest thereon and any refund of any penalties in respect thereof;

(m)         all available claims, rights, or interests of Seller in or against any third-party available to or being pursued by Seller as of the Closing whether known or unknown, including any claims arising under any warranty or insurance policy and the proceeds thereof held by Seller, or by way of counterclaim or otherwise;

(n)           any Seller Contract that Seller is unable to assign to Purchaser or that is an Excluded Contract;

(o)           all Permits held by Seller that are not related to the LP Assets and MRI Assets;

(p)           lipella.com website domain;

(q)           all assets under, funding, or related to any Employee Benefit Plan;

(r)           Customer, credit card, or personally identifiable information, other than any information related to the LP Assets and MRI Assets;

(s)           all claims or causes of action that relate primarily to any Excluded Asset or Excluded Liability;

(t)           any other assets of the Seller that are not lawfully transferable; and

(u)           commercial tort claims, including any D&O claims.

2.3          Assumption of Liabilities. [Reserved].

2.4          Excluded Liabilities. Purchaser will not assume or be liable for any Liabilities or other obligations of the Seller, or any predecessor or Affiliate of the Seller, of any nature whatsoever, whether presently in existence or arising hereafter, known or unknown, disputed or undisputed, contingent or non-contingent, liquidated or unliquidated or otherwise (other than the Assumed Liabilities), including without limitation the following (other than the Assumed Liabilities) (collectively, the “Excluded Liabilities”):

(a)           all Liabilities primarily related to or arising out of the Excluded Assets, including the Excluded Contracts;

(b)           except to the extent assumed by Purchaser pursuant to Section 2.3, any Liability primarily under or relating to any Employee Benefit Plan;

(c)           all Indebtedness of Seller;

(d)           all obligations and Liabilities of the Seller primarily related to the right to or issuance of any capital stock or other Equity Interest of Seller, including any stock options or warrants;

(e)           except as expressly stated otherwise in this Agreement, any obligation or Liability of the Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(f)           any claim (as defined in the Bankruptcy Code) arising prior to Closing and not expressly assumed pursuant to this Agreement;

(g)           all Excluded Taxes; and

(h)           any other Liabilities of the Seller not expressly assumed by Purchaser pursuant to Section 2.3 above.

2.5          Assignment and Assumption of Contracts.

(a)           Assignment of Contracts and Unexpired Leases. To the maximum extent permitted by Law, at the Closing, pursuant to the Sale Order and the Assignment and Assumption Agreement(s), the Seller shall assign to Purchaser, and Purchaser shall assume from the Seller (the consideration for which is included in the Purchase Price), those Assignable Contracts that are set forth on Schedule 2.5(a) (the “Purchased Contracts”). Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Purchaser or Seller thereunder. If such consent is not obtained or such assignment is not attainable pursuant to Sections 105, 363, 365, and/or 1123 of the Bankruptcy Code, then such Purchased Assets shall not be transferred hereunder and the Closing shall proceed with respect to the remaining Purchased Assets without any reduction in the Purchase Price.

(b)           Cure Payments. Purchaser will pay all Cure Amounts in connection with the assumption and assignment of Purchased Contracts for which all necessary Consents and Bankruptcy Court approval to transfer have been obtained (as agreed to between Purchaser and the Seller or as determined by the Bankruptcy Court), and Purchaser will assume and agree to perform and discharge the Assumed Liabilities under the Purchased Contracts, pursuant to the Assignment and Assumption Agreement. The Seller has provided to Purchaser a schedule set forth on Schedule 2.5(b) setting forth a good faith estimate of all Cure Amounts for all Purchased Contracts (the “Cure Schedule”), which schedule the Seller may update from time to time prior to the date that is three (3) Business Days prior to the Closing Date. If the Cure Amount for any Purchased Contract exceeds the amount set forth on the Cure Schedule, as may be updated pursuant to the foregoing sentence (a “Cure Amount Overage”), Purchaser can elect (in its sole discretion) to either (a) exclude such contract from the list of Purchased Contracts at which point such contract shall be deemed an Excluded Contract and Purchaser shall have no obligation with respect thereto, or (b) to close notwithstanding the Cure Amount Overage. There shall be no adjustment to the Purchase Price as a result of Purchaser’s election to designate one or more of the Purchased Contracts as Excluded Contracts.

(c)           Preservation of Contracts and Unexpired Leases. The Seller shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to Purchased Contracts and use commercially reasonable efforts to take all other actions necessary to cause such Purchased Contracts to be assigned to and assumed by Purchaser pursuant to Section 365 of the Bankruptcy Code, and Purchaser shall, at or prior to Closing, comply with all requirements under Section 365 of the Bankruptcy Code necessary for the Seller to assign to Purchaser the Purchased Contracts.

2.6          Bulk Sales Laws. Notwithstanding any other provision in this Agreement, Purchaser hereby waives compliance by the Seller with the requirements and provisions of any “bulk-transfer” and similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser.

ARTICLE III
CONSIDERATION

3.1          Purchase Price.

(a)           In consideration of the sale of the Purchased Assets to Purchaser, upon the terms and subject to the conditions set forth in this Agreement, the purchase price for the Purchased Assets shall be:

(i)           Two hundred thousand and five and 00/100 Dollars ($205,000) in immediately available funds, paid at Closing (the “Closing Payment”);

(ii)          $200,000 upon the enrollment of the first patient in the Phase 11(b) FDA Drug Trial for the LP-310 indication of the LP Assets;

(iii)         $1 million upon the enrollment of the first patient in the Phase III FDA registration Drug trial for the LP-310 indication of the LP Assets; and

(iv)         $2 million upon submission of a New Drug Application with the FDA for any indication of the LP Assets (collectively, the “Purchase Price”).

(b)           On the Closing Date, Purchaser shall pay the Closing Payment (less the full amount of the Purchaser Deposit and the Excess Escrow Amount) in accordance with Section 7.4) to the Seller, which shall be paid by wire transfer of immediately available funds into one or more accounts designated by the Seller.

(c)           No later than three (3) Business Days prior to the Closing Date, the Seller’s Representative shall prepare and deliver, or cause to be prepared and delivered, to Purchaser a statement setting forth a reasonably detailed list of the Purchased Assets that will be transferred, assigned and delivered to the Purchaser upon the Closing, together with, in the case of the Purchased Contracts, the Cure Amount Overage, if any, in accordance with Section 2.5(c) hereof.

ARTICLE IV

CLOSING AND TERMINATION

4.1          Closing Date. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place via electronic exchange of closing documents and signature pages on the date that is not more than five (5) Business Days after the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof (or the waiver of any condition by the Party entitled to waive that condition). Subject to the foregoing, the date on which the Closing shall be deemed effective by the Parties under this Agreement shall be the “Closing Date.” Unless otherwise agreed by the Parties in writing, the Closing shall be deemed effective and all right, title and interest of the Seller to be acquired by Purchaser hereunder shall be considered to have passed to Purchaser as of 12:01 a.m. (Pacific time) on the Closing Date.

4.2          Deliveries by the Seller. At the Closing, the Seller shall deliver to Purchaser:

(a)           a duly executed Bill of Sale substantially in the form of Exhibit A;

(b)           the officer’s certificates required to be delivered pursuant to Sections 9.1(a) and 9.1(b);

(c)           a duly executed and completed IRS Form W-9.

4.3          Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Seller:

(a)           the cash portion of the Purchase Price as set forth in Section 3.1(a) hereof;

(b)           the officer’s certificate required to be delivered pursuant to Sections 9.2(a) and 9.2(b); and

(c)           evidence of Purchaser’s authority to purchase the Purchased Assets, including any required Permits.

4.4          Termination of Agreement. This Agreement may be terminated prior to the Closing as follows;

(a)           by Purchaser or the Seller’s Representative, if the Closing shall not have occurred by the close of business June 30, 2026 (the “Termination Date”); provided, however, that nothing in the preceding clause shall diminish the representations of Purchaser in Section 6.6; provided, further, that if the Closing shall not have occurred on or before the Termination Date due to a breach of any of representations, warranties, covenants or agreements contained in this Agreement by Purchaser or the Seller to an extent which would give the other Party a right not to close pursuant to Article IX, then the breaching Party may not terminate this Agreement pursuant to this Section 4.4(a);

(b)           by mutual written consent of the Seller’s Representative and Purchaser;

(c)           by Purchaser, if there shall be a material breach by the Seller of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections 9.1 or 9.3 (in each case, subject to the conditions in Section 9.4) and which breach cannot be cured or has not been cured by the earlier of (i) ten (10) Business Days after the giving of written notice by Purchaser to the Seller of such breach and (ii) one (1) Business Day prior to the Termination Date;

(d)           by the Seller’s Representative, if there shall be a breach by Purchaser of (x) any material representation or warranty, or (y) any material covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections 9.2 or 9.3 (in each case, subject to the conditions in Section 9.4) and which breach cannot be cured or has not been cured by the earlier of (i) 10 Business Days after the giving of written notice by the Seller to Purchaser of such breach and (ii) one (1) Business Day prior to the Termination Date; provided, however, that if the Seller shall have committed a breach of any of representations, warranties, covenants or agreements contained in this Agreement to an extent which would give Purchaser the right not to close pursuant to Article IX, then they may not terminate this Agreement pursuant to this Section 4.4(d);

(e)           by the Seller’s Representative or Purchaser if there shall be in effect, not subject to section 363 or other provisions of the Bankruptcy Code that may otherwise render such orders ineffective, a Final Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and

(f)           by Purchaser or the Seller’s Representative if (i) the Seller consummates an “Alternative Transaction” because the Purchaser is neither the Successful Bidder nor a Backup Bidder for the Purchased Assets at the conclusion of the Auction, or (ii) by Seller, as may be required in connection with the discharge of their fiduciary duties in the Bankruptcy Case.

4.5          Procedure Upon Termination. In the event of termination and abandonment by Purchaser or the Seller, or both, pursuant to Section 4.4 hereof and except as set forth therein, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or the Seller. If this Agreement is terminated as provided herein, each Party shall destroy or return to the Party furnishing the same all documents, work papers and other material of any other Party relating to the. transactions contemplated hereby, whether obtained before or after the execution hereof.

4.6          Effect of Termination. In the event that this Agreement is validly terminated pursuant to Section 4.4, (i) all further obligations of the Parties under this Agreement shall terminate, except that the obligations in this Section 4.6, Section 4.7 (Forfeiture or Return of Purchaser Deposit), and Article XII shall survive and (ii) each Party shall pay the fees, costs and expenses incurred by it in connection with this Agreement, except as provided in clause (i) above or Article XII. Notwithstanding the foregoing, the Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.6 shall relieve Purchaser or the Seller of their obligations under the Confidentiality Agreement. Nothing in this paragraph shall affect the Bid Protections afforded to the Stalking Horse Purchaser.

4.7          Forfeiture or Return of Purchaser Deposit. If the Seller terminates this Agreement pursuant to Section 4.4(d) or Section 4.4(f), then the Seller shall have the right to retain the Purchaser Deposit, it being agreed by the Parties that the forfeiture of the Purchaser Deposit shall be the sole and exclusive remedy of the Seller for any damages based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract or tort. In the event of any termination of this Agreement other than by Seller pursuant to Section 4.4(d) or Section 4.4(f), the Seller shall return the full amount of the Purchaser Deposit and the Excess Escrow Amount to an account designated in writing by Purchaser. Notwithstanding anything to the contrary contained herein, under no circumstances shall either Party be liable for any indirect, consequential, special, punitive, and exemplary damages, lost profits, and loss in value based on multiple of earnings of the other Parties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Purchaser specifically acknowledges and agrees to the following with respect to the representations and warranties of the Seller:

A.           Purchaser will not have any recourse to Seller or to any Non-Recourse Party in the event any of the representations and warranties made herein or deemed made are untrue. The remedy for a breach of such representations and warranties shall be Purchaser’s option, under certain circumstances provided herein, not to close in accordance with and subject to the limitations in Sections 4.4, 9.1 and 9.3 hereof and, without limiting the foregoing, Purchaser shall have no remedy whatsoever for any such breach after the Closing.

B.           Purchaser has conducted its own Due Diligence investigations of the Company, the Purchased Assets and the Assumed Liabilities or has waived its right to conduct such Due Diligence.

C.           If information provided in any Section of the Schedules delivered by Seller to Purchaser and made a part hereof is applicable to any other Sections, then such information shall be deemed to have been provided with respect to all such Sections to the extent that the relevance of any such information to any other Section is reasonably apparent from the text of such disclosure.

D.           Except as expressly provided, Seller make no representations or warranties in this Article V with respect to the Excluded Assets or the Excluded Liabilities.

Except as otherwise disclosed to Purchaser in the Schedules hereto, the Seller represents and warrants to Purchaser that the following statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date:

5.1          Organization and Good Standing. Seller is corporation duly organized, incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its Business as now conducted. Seller is duly qualified or authorized to do business in each jurisdiction in which the nature of the Business conducted by it or the character or location of the properties owned or leased by it requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

5.2          Authorization of Agreement. Subject to entry by the Bankruptcy Court of the Sale Order in the Bankruptcy Case, the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated by this Agreement are within Seller’s corporate powers and have been duly authorized by all necessary internal actions on the part of the Seller. Subject to entry by the Bankruptcy Court of the Sale Order in the Bankruptcy Case, assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes a valid and binding agreement of the Seller that is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3          Conflicts: Consents of Third Parties.

(a)           Except as set forth on Schedule 5.3(a), none of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will result in the creation of any Lien (other than Permitted Exceptions) upon the Purchased Assets, or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of payment, termination, modification, revocation, withdrawal, suspension, acceleration or cancellation under any provision of (i) the certificate of incorporation, bylaws, or other organizational documents of Seller; (ii) subject to entry of the Sale Order, any Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) subject to entry of the Sale Order, any Order of any Governmental Body applicable to Seller or any of the properties or assets of Seller; or (iv) subject to entry of the Sale Order, any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations, modifications, accelerations or cancellations that would not reasonably be expected to have a Material Adverse Effect.

(b)           Subject to entry of the Sale Order, except for consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, and except as otherwise set forth on Schedule 5.3(b), there is no Contract binding upon the Seller requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing Date.

5.4          Financial Advisors. Except as set forth on Schedule 5.4, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from the Seller in respect thereof.

5.5          “AS IS” TRANSACTION. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS ARTICLE V, THE CONSENT OF A PARTY TO THE CLOSING SHALL CONSTITUTE A WAIVER BY SUCH PARTY OF ANY CONDITIONS TO CLOSING NOT SATISFIED AS OF THE CLOSING DATE, AND PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE RELATING TO THE PROPERTY, ITS IMPROVEMENTS OR THE PROPERTY CONDITIONS. SUCH WAIVER BEING ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN ANY WAY. ACCORDINGLY, UPON THE CLOSING DATE, PURCHASER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.” SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING WHETHER ANY DRUGS WILL OBTAIN REGULATORY APPROVAL FROM ANY REGULATORY AUTHORITY, INCLUDING WITHOUT LIMITATION THE FDA, WITH RESPECT TO THE APPLICATIONS OR OTHERWISE.

5.6          No Material Adverse Effect. Since the date of the Agreement, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists that would reasonably be expected to have a Material Adverse Effect.

5.7          No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), no Seller nor any other Person makes any other express or implied representation or warranty with respect to Seller, the Company, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and the Seller disclaims any other representations or warranties, whether made by Seller, any Affiliate of the Seller or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), the Seller (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information of any kind or description made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, marketing materials, confidential information memorandum or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of the Seller or any of their Affiliates). The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Material Adverse Effect.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller that:

6.1          Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware ] and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

6.2          Authorization of Agreement. Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or that has been or is to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. Purchaser has provided to the Seller documentary evidence demonstrating the foregoing. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary action on behalf of Purchaser and no other action on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement and the Purchaser Documents by Purchaser and the consummation of the transaction contemplated hereby and thereby by Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3          Conflicts; Consents of Third Parties.

(a)           None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the organizational documents of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Purchaser of any other action contemplated hereby or thereby, or for Purchaser to conduct the Business, except where the failure of which to obtain or make would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

6.4          Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby. Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.5          Financial Advisors. Purchaser does not have any obligation to pay any broker, finder or financial advisor for Purchaser any fee or commission or like payment in connection with the transactions contemplated by this Agreement.

6.6          Financial Capability. Purchaser (i) at the Closing will have, sufficient funds available to pay the portion of the Closing Payment and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

6.7          No Collusion. Purchaser has not colluded with, or otherwise taken any action to communicate with any other bidder or potential bidder in a manner that would chill bidding on the Seller’s assets or otherwise interfere with the sale process.

6.8          Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges, understands and agrees that the Seller are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Seller in Article V hereof (as modified by the Schedules hereto, as supplemented or amended), and Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article V hereof (as modified by the Schedules hereto, as supplemented or amended), the Purchased Assets are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Seller set forth in Article V hereof (as modified by the Schedules hereto, as supplemented or amended). Purchaser further represents that Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Seller, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Seller, any of its Affiliates or any other Person will have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential information memorandum distributed on behalf of the Seller relating to the Business or any other publications or data room or Due Diligence information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Purchased Assets and the transactions contemplated hereby. Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its purchase of the Purchased Assets and assumption of the Assumed Liabilities, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of such purchase.

ARTICLE VII
BANKRUPTCY COURT MATTERS

7.1          [Reserved].

7.2          Bankruptcy Court Filings. The Seller shall use commercially reasonable efforts to make any filings, take all actions and obtain any and all relief from the Bankruptcy Court that is necessary or appropriate to consummate the transactions contemplated by this Agreement. Purchaser agrees that it will promptly take such actions as are reasonably requested by the Seller to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and that the Purchase Price was not controlled by an agreement in violation of section 363(n) of the Bankruptcy Code. In the event the entry of the Sale Order shall be appealed, the Seller and Purchaser shall use their respective reasonable best efforts to defend such appeal.

7.3          Adequate Assurances. With respect to each Purchased Contract constituting a Purchased Asset, Purchaser shall timely provide adequate assurance of the future performance by it of such Purchased Contracts. Purchaser agrees that it will promptly take such actions as are reasonably requested by the Seller or the counter-parties to such Purchased Contracts to assist in obtaining the entry of the Sale Order and a finding by the Bankruptcy Court of adequate assurance of future performance by Purchaser.

7.4           Purchaser Deposit.

(a)          The Parties agree that the Purchaser Deposit can only be released to the Seller in accordance with the terms and conditions of this Agreement

(b)          Two Hundred and Five Thousand Dollars ($205,000) (the “Purchaser Deposit”) is held in escrow with the Seller’s counsel in it’s IOLTA Account. Purchaser’s and Seller’s right to retain the Purchaser Deposit held by in escrow shall be governed by Section 4.7 of this Agreement. On the Closing Date, the full amount of the Purchaser Deposit and all interest and other amounts earned thereon, if any, shall be applied to the Purchase Price. Any amounts held in escrow in excess of the Purchase Price and the additional escrow amounts required to be held in Escrow pursuant to the Bidding Procedures shall be promptly returned to the Purchaser following the Closing Date..

(c)          The Purchaser Deposit will not be used for any other purpose, except as explicitly provided under Section 4.7 and Section 7.4(b) of this Agreement.

ARTICLE VIII
COVENANTS

8.1           Due Diligence; Access to Information. The Seller agrees to reasonably cooperate with the Purchaser after the signing of this Agreement for the Purchaser to conduct due diligence on the Purchased Assets and/or the Assumed Liabilities (the “Due Diligence”).

8.2           Consents. Purchaser and Seller shall use their reasonable best efforts to obtain at the earliest practicable date all consents and approvals required of them to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 5.3(b) and Section 6.3(b) hereof; provided, however, neither Seller nor Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or Legal Proceedings to obtain any such consent or approval.

8.3           Further Assurances. Each of Purchaser and Seller shall, at its own expense, use its reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement, and (iii) cooperate in connection with the transfer, collection or similar realization of the Purchased Assets for the benefit of Purchaser, including by making regulatory or other filings. Notwithstanding anything contained in this Agreement to the contrary, the Seller shall be entitled to take such actions as are required in connection with the discharge of their fiduciary duties during the Bankruptcy Case (including soliciting higher or better offers for the Purchased Assets).

8.4           Preservation of Records.

(a)          The Seller (subject to their fiduciary duties including the option to convert the Bankruptcy Case to Chapter 7) and Purchaser agree that each of them shall, and shall cause their respective successors to, (i) preserve and keep the books and records relating to the Purchased Assets held by them or any of their Affiliates for a period of 12 months from the Closing Date, and (ii) make such books and records (as well as any former employees of Seller that are then employed by Purchaser) available to the other (and such Party’s respective estates, successors and assignees, as applicable, and any representative of any of the foregoing Persons) as may be reasonably required by such other Party in connection with, among other things, any insurance claims by, Legal Proceedings, Tax audits or examinations involving or governmental investigations of such other Party or any of their respective Affiliates, or in order to enable any such other Party to comply with its obligations under this Agreement or the Bankruptcy Case; provided, however, that this Section 8.4 shall not apply to Seller upon liquidation of such Seller. Each Party (and its respective estates, successors and assignees, as applicable, and any representative of any of the foregoing Persons) shall be entitled to inspect and make copies of any such books and records held by the other Party. In the event Seller or Purchaser wishes to destroy such books and records before or within 12 months from the Closing Date, it shall first give 10 days’ prior written notice to the other Party (and its respective successors and representatives appointed by the Bankruptcy Court, if any) and the other Party (and its respective estates, successors and assignees, as applicable, and any representative of any of the foregoing Persons) shall have the right, at their option and expense, upon prior written notice within such 10 day period, to take possession of the records within 10 days after the date of such notice.

(b)          Access pursuant to this Section 8.4 shall be afforded by the Party in possession of such records, upon receipt of reasonable advance notice, during normal business hours and at the expense of Purchaser; provided, however, that (i) any review of such records shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any Party, (ii) no Party shall be required to take any action that would constitute a waiver of the attorney-client privilege or breach an obligation of confidentiality, and (iii) no Party shall be required to supply the other Party with any information which such Party is under a legal obligation not to supply. Each Party shall be solely responsible for any costs or expenses incurred by such Party pursuant to this Section 8.4(b).

8.5           Further Disclosure. From time to time prior to the Closing Date, Seller shall promptly disclose in writing to Purchaser any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be disclosed as an exception to the representations and warranties of such Seller.

8.6           Section 363(b)(1)(A) Purchaser shall honor and observe any and all policies of the Seller in effect on the Petition Date prohibiting the transfer of personally identifiable information about individuals and otherwise comply with the requirements of Section 363(b)(1)(A) of the Bankruptcy Code or similar provision in any Confirmation Order.

ARTICLE IX
CONDITIONS TO CLOSING

9.1           Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

(a)

(1)          the representations and warranties of the Seller set forth in Section 5.1 (Organization and Good Standing) and Section 5.2 (Authorization of Agreement) (collectively, the “Seller Core Representations”) shall be true and correct in all material respects at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

(2)          the representations and warranties of the Seller set forth in Article V other than the Seller Core Representations (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers) shall be true and correct at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty described in this clause (2), the condition set forth in this Section 9.1(a)(2) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in or would reasonably be expected to result in a Material Adverse Effect, and

(3)           Purchaser shall have received a certificate signed by an authorized officer of the Seller, dated the Closing Date, to the foregoing effect;

(b)           the Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of the Seller, dated the Closing Date, to the forgoing effect;

(c)           from the date of this Agreement, there shall not have occurred any Material Adverse Effect; and

(d)           the Sale Order shall be reasonably satisfactory to Purchaser and shall include an express finding by the Bankruptcy Court that Purchaser is a buyer in good faith under Bankruptcy Code section 363(m).

9.2           Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable Law, provided that any such waiver does not materially and adversely affect the Seller’s estates):

(a)

(1)          the representations and warranties of Purchaser set forth in Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization of Agreement) and Section 6.6 (Financial Capability) (collectively, the “Purchaser Core Representations”)shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

(2)          the representations and warranties of Purchaser set forth in Article VI other than the Purchaser Core Representations (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers) shall be true and correct at and as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty described in this clause (2), the condition set forth in this Section 9.2(a)(2) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in or would reasonably be expected to result in a material adverse effect on the ability of Purchaser to consummate the transactions in a timely manner, and

(3)          the Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b)          Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and the Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect; and

(c)            the Sale Order shall have been entered on or before the Closing Date.

9.3          Conditions Precedent to Obligations of Purchaser and the Seller. The respective obligations of Purchaser and the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and the Seller in whole or in part to the extent permitted by applicable Law):

(a)            there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, nor shall there be any statute, rule, regulation, Order or other law promulgated, enacted, entered, enforced or deemed applicable to the Parties which makes the consummation of the transactions contemplated by this Agreement illegal, void or rescinded; and

(b)            the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall not have been stayed or vacated.

9.4           Frustration of Closing Conditions. [Reserved].

ARTICLE X
NO SURVIVAL

10.1       No Survival of Representations and Warranties. The Parties agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the Parties shall have any Liability to each other after the Closing for any breach thereof. The Parties agree that the covenants contained in this Agreement to be performed prior to the Closing shall terminate at the Closing, and that the covenants contained in this Agreement to be performed in any part at or after the Closing shall survive the Closing hereunder for the duration of the contemplated performance in respect of such covenant, and each Party shall be liable to the other after the Closing for any breach thereof during such period.

ARTICLE XI
TAXES

11.1       Transfer Taxes. Purchaser shall be responsible for any sales, use, stamp, documentary stamp, filing, recording, transfer or similar fees or Taxes or governmental charges (including any interest, fine, penalty, additions to Tax or additional amount thereon) payable in connection with the transactions contemplated by this Agreement solely to the extent not exempt in accordance with Section 1146 of the Bankruptcy Code (“Transfer Taxes”).

11.2       Purchase Price Allocation. [Reserved].

11.3       Income Tax Treatment. The Seller and Purchaser will treat the transactions contemplated hereunder as taxable sales of assets for all federal, state and local Income Tax purposes.

11.4       Cooperation. The Seller, on the one hand, and Purchaser, on the other hand, will provide each other with such cooperation and information as either of them may reasonably request of the other in connection with filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes.

11.5       Audits. Claims and Proceedings. The Seller shall have the right, but not the obligation, to control the conduct of the defense of any audit, claim, proceeding, investigation, or other controversy relating to Excluded Taxes (each, a “Tax Claim”).

ARTICLE XII
MISCELLANEOUS

12.1       Expenses and Stalking Horse Bid Protections.

(a)            Except as otherwise provided in this Agreement and whether or not the transactions contemplated hereby are consummated, each of Seller and Purchaser shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby.

(b)            In consideration for the Purchaser serving as the Stalking Horse under the Sale Procedures, the Purchaser shall be entitled to an expense reimbursement of $25,000 for fees incurred to date and reimbursement for additional expenses in an amount not to exceed an additional $10,000, for a total of $35,000 (the “Bid Protections”), which shall be paid promptly if the Seller closes an Alternative Transaction.

12.2        Submission to Jurisdiction; Consent to Service of Process.

(a)           Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to interpret and/or enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court, including to the entry by the Bankruptcy Court of Final Orders in any such proceedings, and shall receive notices at such locations as indicated in Section 12.6 hereof; provided, however, that if the Bankruptcy Case have been closed, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or any appellate court from any thereof, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.6.

12.3        WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING REGARDING THIS AGREEMENT OR ANY PROVISION HEREOF.

12.4        Entire Agreement: Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement among the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.5        Governing Law.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND, WHERE STATE LAW IS IMPLICATED, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF, INCLUDING AS TO MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE.

(b)           THE SELLER AND PURCHASER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO- (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT TO THIS AGREEMENT; OR (ii) THE PURCHASED ASSETS AND ASSUMED LIABILITIES ASSUMED PURSUANT TO OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT TO THIS AGREEMENT, AND PURCHASER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

12.6         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile or electronic mail (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Seller, to:

Jonathan Kaufman
Chief Executive Officer
Lipella Pharmaceuticals Inc.

PO Box 743
Mars, PA 16046

With a copy (which shall not constitute notice) to:

Tucker Arensberg, PC
Attn: Michael Shiner
One PPG Place, Suite 1500
Pittsburgh, PA 15222
Email: mshiner@tuckerlaw.com

If to Purchaser, to:

XRAIY LLC
411 Spruce Street
Philadelphia, PA 19106

With a copy to:

BakerHostetler
Attn: Elizabeth Green & Danielle Merola
200 S. Orange Avenue, Suite 2300
Orlando, FL 32801

With a copy via email to:

egreen@bakerlaw.com; dmerola@bakerlaw.com; aridgg@yahoo.com;

danussbaum@gmail.com

12.7         Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.8        Binding Effect: Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person or entity not a Party except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void and without effect. No assignment of any obligations hereunder shall relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to any such permitted assignor shall apply to any such permitted assignee unless the context otherwise requires.

12.9        Mutual Releases. Effective as of the Closing, Purchaser and its Affiliates hereby irrevocably release and forever discharge the Seller, their Affiliates, their respective successors and assigns and all officers, directors, partners, members, employees, and legal counsel of each of them (collectively, the “Seller Released Parties”) from any and all Liabilities, actions, rights of action, contracts, indebtedness, obligations, claims, causes of action, suits, damages, demands, costs expenses and attorneys’ fees whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing as a result of this Agreement executed in conjunction with this Bankruptcy Case, in all circumstances, that Purchaser or its Affiliates and all such Persons’ respective successors and assigns, had, have or may have in the future against any of the Seller Released Parties; provided, however, that the foregoing shall not release Seller of its obligations under this Agreement. Effective as of the Closing, Seller and its Affiliates hereby irrevocably release and forever discharge the Purchaser, their Affiliates, their respective successors and assigns and all officers, directors, partners, members, employees, and legal counsel of each of them (collectively, the “Purchaser Released Parties”) from any and all Liabilities, actions, rights of action, contracts, indebtedness, obligations, claims, causes of action, suits, damages, demands, costs expenses and attorneys’ fees whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing as a result of this Agreement executed in conjunction with this Bankruptcy Case, in all circumstances, that Seller or its Affiliates and all such Persons’ respective successors and assigns, had, have or may have in the future against any of the Purchaser Released Parties; provided, however, that the foregoing shall not release Purchaser of its obligations under this Agreement.

12.10      Non-Recourse. The Parties acknowledge that (i) no direct or indirect equity holder or lender of Seller, (ii) no member of any board of managers or special committee of Seller or any Affiliate of Seller and (iii) no past, present or future director, officer, committee member, employee, incorporator, member, partner or direct or indirect equity holder or lender of Seller (such Persons described in clauses (i)-(iii) above, the “Non-Recourse Parties”) is a Party to this Agreement or any Seller Document. The Parties further acknowledge that none of the Non-Recourse Parties, whether individually or collectively, shall have any Liability whatsoever of any kind or description for any obligations or Liabilities of Seller under this Agreement or any Seller Document or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby. Accordingly, the Parties hereby agree that in the event (a) there is any alleged breach or alleged default or breach or default by any Party under this Agreement or any_of the Seller Documents or (b) any Party has or may have any claim arising from or relating to the terms of this Agreement or any Seller Document, no Party shall, or shall have any right to, commence any proceedings or otherwise seek to impose any Liability or obligation whatsoever of any kind or description on or against the Non-Recourse Parties, whether collectively or individually, by reason of such alleged breach, default or claim.

12.11        Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic means (such as by facsimile or .PDF) will be effective as delivery of a manually executed counterpart to this Agreement.

12.12        No Interpretation Against Drafter. This Agreement is the product of negotiations among the Parties, each of which is represented by legal counsel, and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by each Party.

12.13        Cooperation and Access. From and after the Closing Date, the Seller shall, and shall cause their respective Affiliates and representatives to, reasonably cooperate with Purchaser and its representatives in connection with Purchaser’s collection, removal, and transport of the Purchased Assets, and will take any actions reasonably necessary to transfer open Applications to Purchaser through the FDA.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLER:

LIPELLA PHARMACEUTICALS INC.

By:
Name:	Jonathan Kaufman
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

XRAIY LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

FORM BILL OF SALE

BILL OF SALE

THIS BILL OF SALE is entered into [ _________], 2026, by Lipella Pharmaceuticals Inc. (the “Company” or the “Seller”), in consideration of the covenants, agreements, terms and provisions contained in that certain Asset Purchase Agreement dated May[_], 2026 (the “Purchase Agreement”), by and among the Seller and __________________________ (the “Purchaser”) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby grant, assign, convey, transfer and deliver to Purchaser’s designee, [____________], a _____________ [____________] (the “Purchaser’s Designee”) the Purchased Assets, unto Purchaser’s Designee, free and clear of all Liens, other than Permitted Exceptions, if any.

TO HAVE AND TO HOLD all and singular said Purchased Assets unto Purchaser’s Designee, its successors and assigns, to its own use and benefit forever.

This Bill of Sale is subject in all respects to the terms of the Purchase Agreement and the [INSERT SALE ORDER CITATION] and all of the representations, warranties, covenants and agreements contained therein. All capitalized words and terms used in this Bill of Sale and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

This Bill of Sale and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. This Bill of Sale may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The electronic transmission of any signed original counterpart of this Bill of Sale shall be deemed to be the delivery of an original counterpart of this Bill of Sale.

[Signature Page to Asset Purchase Agreement]